Exhibit 99.1

September 12, 2016

PDC Energy Announces Pricing of 6.125% Senior Notes Offering

DENVER, September 12, 2016: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced that it has priced an offering of $400 million aggregate principal amount of 6.125% senior unsecured notes due 2024 (the “notes”).  The offering is expected to close on or about September 15, 2016, subject to customary closing conditions.  PDC intends to use the net proceeds from the offering to fund a portion of the cash consideration payable in the previously announced acquisition (the “Acquisition”) of two privately held companies managed by Kimmeridge Energy Management Company, to pay related fees and expenses and for general corporate purposes. The indenture governing the notes will contain a special mandatory redemption feature requiring PDC to redeem the notes at a redemption price equal to the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date if the Acquisition is terminated or not consummated on or prior to December 31, 2016 (or in some circumstances, January 15, 2017).

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities. The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Upon completion of the Acquisition, the Company will also conduct those activities in the Delaware Basin portion of the Permian Basin region in Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the condensate and wet gas portion of the Utica Shale play.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this news release related to the Company’s planned offering, including the use of proceeds from the planned offering, and all other statements other than statements of historical fact, are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2015 Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 22, 2016, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:	Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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